FORM 10f-3      FUND:PaineWebber California Tax-Free
Income Fund


Record of Securities Purchased Under the Fund's
Rule 10f-3 Procedures

1.      Issuer:  Foothill Eastern Corridor Agency
2.      Date of Purchase:  7/16/99
3.  Date offering commenced:  7/15/99
4.      Underwriters from whom purchased:
Smith Barney
5.      "Affiliated Underwriter" managing or
participating in syndicate:  PaineWebber
6.      Aggregate principal amount of purchase:
	4,750
7.      Aggregate principal amount of offering:
	1,595,000,000
8.      Purchase price (net of fees and expenses):
$99.625
9.      Initial public offering price:
$99.625
10.     Commission, spread or profit:   %
$.50
11.     Have the following conditions been satisfied?
YES
NO
a. The securities are part of an issue registered under the Securities Act of 1933 which is being offered to the public.
X
b. The securities were purchased prior to the end of the first day on which any sales are made
(or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
c. The securities were purchased at a price not more than the price paid by each other purchaser in the offering.
d. The underwriting was a firm commitment underwriting.

X


X

X


e. The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting similar securities during the same period.
f. The issuer of the securities and any
predecessor have been in continuous operations for not less than three years.
g. The amount of such securities purchased by all of the investment companies advised by Mitchell Hutchins (or the Fund's Sub-Adviser, if applicable) did not exceed 25% of the principal amount of the offering.
h. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sales.

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.
In particular, "Affiliated Underwriter" is defined as PaineWebber Group Inc. and any of its affiliates, including PaineWebber Incorporated.
In the case of a Fund advised by a Sub-Adviser, "Affiliated Underwriter" shall also include any brokerage affiliate of the Sub-Adviser.



X


X



X


X


Approved:  /s/ Richard S. Murphy
Date:  7-16-99